Exhibit (10)(n)

ACCORD DE TRANSFERT ET CONTRAT DE TRAVAIL	TRANSFER AGREEMENT AND EMPLOYMENT CONTRACT

ENTRE LES SOUSSIGNES	BETWEEN THE UNDERSIGNED

La société McDONALD’ S SYSTEM OF FRANCE, INC., société de droit américain constituée sous les lois de l’Etat du Delaware, dont le siège social est sis Prentice Hall Corporation System Inc., 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, agissant via sa succursale française sise 1, rue Gustave Eiffel—78045 Guyancourt cedex, représentée aux présentes par Monsieur Peter J. Bensen agissant en qualité de Vice Président et Contrôleur de la société, (ci-après « MSF »)	McDONALD’ S SYSTEM OF FRANCE INC., a corporation governed by the laws of the State of Delaware, United States of America, whose registered office is located at Prentice Hall Corporation System, Inc., 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, acting through its French branch, located at 1, rue Gustave Eiffel - 78045 Guyancourt cedex, represented for the purposes hereof by Mr. Peter J. Bensen, acting in his capacity as Vice President and Controller of the corporation (hereinafter: “MSF”)

ET	AND

McDONALD’S EUROPE FRANCHISING SERVICES S.A.R.L., société de droit français au capital de 20.000 €, dont le siège social est sis 1, rue Gustave Eiffel, 78280 Guyancourt, France, immatriculée au Registre du Commerce et des Sociétés de Versailles sous le numéro 511 811 547, représentée aux présentes par Monsieur Donald Thompson, dûment habilité à l’effet des présentes (ci-après : « MEFS »)	MCDONALD’S EUROPE FRANCHISING SERVICES S.A.R.L., a company governed by the laws of France with a share capital of € 20,000, whose registered office is located at 1 rue Gustave Eiffel, 78280 Guyancourt, France, registered with the Trade and Companies Register of Versailles under the number reference 511 811 547, represented by Mr. Donald Thompson, duly empowered for the purposes hereof (hereinafter: “MEFS”),

ET	AND

MCD EUROPE FRANCHISING S.À.R.L., société de droit luxembourgeois, dont le siège social est sis 9, rue du Laboratoire, L-1911 Luxembourg, agissant via sa succursale suisse établie à Genève et sise 5 rue Pedro-Meylan, c/o Baker & McKenzie, avocats, 1208 Genève, représentée aux présentes par Monsieur Denis Berdoz, dûment habilité à l’effet des présentes (ci-après : « MEF »).	MCD EUROPE FRANCHISING S.À.R.L., a company governed by the laws of Luxembourg whose registered office is at 9, rue du Laboratoire, L-1911 Luxembourg, acting through its Swiss branch located in Geneva at rue Pedro-Meylan 5, c/o Baker & McKenzie, avocats, 1208 Genève, represented for the purposes hereof by Mr. Denis Berdoz, duly empowered for the purposes hereof (hereinafter: “MEF”).

ET	AND

Monsieur Denis HENNEQUIN, de nationalité française, immatriculé à la sécurité sociale sous le numéro xxxxxxxxxxxxx, domicilié xxxxxxxxxxxxxxxxxxxxxxxxxxxx, xxxxxxxxxxx.	Mr. Denis HENNEQUIN, a French national, registered with the French social security system under number xxxxxxxxxxxxx, residing at xxxxxxxxxxxxxxxxxxxxxxxxxxx, xxxxxxxxxxx (hereinafter: “Mr. Hennequin”).

Etant préalablement exposé que:	Whereas:

Depuis le 3 décembre 1984, Monsieur Hennequin a exercé ses fonctions au sein du groupe McDonald’s	Since December 3rd 1984, Mr. Hennequin has been performing services for the McDonald’s Group

(défini comme incluant la société McDonald’s Corporation et toutes les sociétés dont au moins 50% du capital est détenu, directement ou indirectement, par cette dernière, ci-après désignées toutes ensemble comme « le Groupe »), jusqu’à sa position actuelle de Président Europe.	(defined as inclusive of McDonald’s Corporation and all entities directly or indirectly at least 50% owned by McDonald’s Corporation, hereinafter referred to as “the Group”), through his current position of President Europe.

A la date des présentes, Monsieur Hennequin exerce ses fonctions de Président Europe en étant employé par MSF, dans le cadre du contrat de travail conclu avec cette dernière le 26 février 2007.	As of the date of this Agreement, Mr. Hennequin is performing services as President Europe employed by MSF pursuant to a written contract entered into with the latter on February 26, 2007.

Le Groupe ayant décidé d’établir ses quartiers généraux européens à Genève, il a été proposé à Monsieur Hennequin d’y être localisé en sa qualité de Président Europe. Monsieur Hennequin a manifesté son intérêt pour poursuivre ses fonctions en qualité de Président Europe, en étant désormais principalement basé dans les bureaux de Genève, pour autant qu’il demeure salarié d’une société basée en France et qu’il puisse continuer à accomplir une partie de ses fonctions en France. Monsieur Hennequin a insisté sur le fait qu’il est important pour lui de s’assurer que sa relation de travail subsiste avec une société établie en France, qu’elle demeure régie par le droit français et qu’il demeure maintenu au système français de sécurité sociale.	The Group having decided to establish its European headquarters in Geneva, it has been proposed to Mr. Hennequin to be localised there in his capacity of President Europe. Mr. Hennequin has expressed his interest in continuing to perform his services as President Europe, being now based mainly in Geneva, provided that he remains an employee of a French company and can continue performing some of his services from France. Mr. Hennequin emphasized that it is important for him to ensure that his employment relationship continues with a French company, is still governed by French law and that he remains subject to the French social security system.

Le Groupe a alors indiqué, au regard de ces éléments, que la structure la plus appropriée pour l’emploi de Monsieur Hennequin était MEFS, dans la mesure où celle-ci a vocation à héberger les salariés ayant, tout comme Monsieur Hennequin, des fonctions pan-européennes.	The Group then has indicated that, going forward, the most appropriate structure to employ Mr. Hennequin is MEFS, since the latter is designed to host employees like Mr. Hennequin with pan-European responsibilities.

Ainsi, l’objet du présent Contrat est, pour les parties, d’assurer le transfert du contrat de travail existant de Monsieur Hennequin à MEFS et de définir pour l’avenir les termes et conditions de l’emploi de Monsieur Hennequin par MEFS.	Accordingly, to effectuate the purpose of this Agreement, the parties wish to transfer Mr. Hennequin’s existing contract of employment to MEFS and to set out the terms and conditions of Mr. Hennequin’s employment with MEFS going forward.

Il est en conséquence convenu de ce qui suit :	It is hereby agreed as follows:

Article 1 : Transfert du contrat de travail	Article 1: Transfer of Employment

Il est expressément convenu entre MSF, MEFS et Monsieur Hennequin de transférer, d’un commun accord, le contrat de travail de Monsieur Hennequin de MSF à MEFS, et ce à compter du 1er octobre 2010, ci-après “la Date de Transfert”.	It is expressly agreed by MSF, MEFS and Mr. Hennequin that the employment of Mr. Hennequin is transferred by mutual consent from MSF to MEFS, effective October 1st, 2010, hereafter “the Effective Date”.

A compter de la Date de Transfert, et du fait de ce transfert volontaire et d’un commun accord du contrat de travail de Monsieur Hennequin, (i) la relation contractuelle de travail existant entre Monsieur Hennequin et MSF prendra fin de plein droit et (ii) cette relation contractuelle de travail se poursuivra entre Monsieur Hennequin et MEFS aux termes et conditions définis dans le présent Contrat.	As from the Effective Date, as a result of this voluntary and mutually agreed transfer of Mr. Hennequin’s employment contract, (i) the contractual employment relationship existing between Mr. Hennequin and MSF will be terminated as of right, and (ii) this contractual employment relationship will continue between Mr. Hennequin and MEFS in accordance with the terms and conditions of this Agreement.

A compter de la Date de Transfert, MSF cessera donc d’être l’employeur de Monsieur Hennequin et MEFS deviendra son seul et unique employeur.	As from the Effective Date, MSF will therefore cease to be Mr. Hennequin’s employer and MEFS will become his new and only employer.

MEFS reprendra à son compte les droits à congés payés acquis et non pris par Monsieur Hennequin, ainsi que, le cas échéant, le bonus qui aurait été payé par MSF en 2010 au titre de 2009.	MEFS will recognize all of Mr. Hennequin’s accrued paid holidays, as well as the bonus, if any, that would have been paid by MSF in 2010 for 2009.

Au regard de ce qui précède, aucune indemnité de quelque sorte que ce soit ne sera due à Monsieur Hennequin au titre de la cessation de ses fonctions avec MSF.	In light of the above, no termination indemnity of any kind shall be due to Mr. Hennequin as a result of the termination of his functions with MSF.

Article 2 : Engagement

Sous réserve des autres stipulations du présent contrat, Monsieur Hennequin continuera à exercer, en qualité de salarié de MEFS, les fonctions de Président Europe, avec le statut Cadre.

Article 2: Hiring

Subject to the other provisions of this Agreement, Mr. Hennequin will continue to hold, in his capacity as an employee of MEFS, the position of President Europe, with executive employee status.

Il est expressément convenu que l’ancienneté de Monsieur Hennequin est prise en compte depuis le 3 décembre 1984, date à laquelle il a commencé à travailler avec le Groupe.	It is expressly agreed that Mr. Hennequin’s seniority shall be taken into account with effect from 3rd December 1984, which is the date on which he first joined the Group.

Cette date sera celle prise en compte pour la détermination de l’ensemble des droits de Monsieur Hennequin liés à l’ancienneté.	This date shall be used as a reference in order to determine all Mr. Hennequin’s entitlements based on length of service.

A titre informatif seulement, il est spécifié que MEFS applique à titre volontaire la convention collective nationale des bureaux d’Etudes Techniques, Cabinets d’Ingénieurs-Conseils, Sociétés de Conseils dans ses dispositions étendues (SYNTEC).	For information purposes, it is specified that MEFS has chosen to voluntarily apply the provisions of the national collective bargaining agreement for the IT, engineering and consulting sector (“SYNTEC”).

Article 3 : Attributions

Au titre de ses fonctions de Président Europe, Monsieur Hennequin aura la responsabilité globale de la croissance et du développement durables et à long terme de McDonald’s en Europe. Les responsabilités de Monsieur Hennequin incluront tous les aspects des activités du groupe McDonalds’ en Europe.

Article 3: Duties

As the President Europe, Mr. Hennequin has overall responsibility and accountability for driving McDonald’s sustainable, long-term growth and development in Europe. Mr. Hennequin’s responsibility includes all aspects of the McDonald’s business in Europe.

Monsieur Hennequin devra rendre compte de l’exécution de ses fonctions, aussi souvent que nécessaire, à la direction de MEFS, actuellement Monsieur Donald Thompson, ou à toute autre personne qui pourrait à tout moment être désignée par cette dernière.	Mr. Hennequin reports on the performance of his duties, as often as necessary, to the management of MEFS, currently Mr. Donald Thompson, or to any other person designated by the latter from time to time.

Les attributions de Monsieur Hennequin sont amenées à évoluer, et lesdites attributions, ainsi que le nom et/ou la qualité de la personne à laquelle Monsieur Hennequin rendra directement compte de son activité, pourront être modifiés, autant que nécessaire, compte tenu de l’évolution de l’organisation du Groupe, dans le respect des qualifications et du statut de Monsieur Hennequin.	The duties of Mr. Hennequin may evolve over time and said duties, as well as the person and/or the capacity of the person to whom Mr. Hennequin is required directly to report, are subject to change and may be modified as often as necessary to take into account organizational changes within the Group, provided that these changes are in line with the scope of Mr. Hennequin’s qualifications and status.

Tout changement de cette nature sera notifié par Monsieur Hennequin par note interne et ne pourra pas être considéré comme une modification du présent contrat de travail, ce que Monsieur Hennequin accepte expressément.	Mr. Hennequin shall be informed of any such changes by internal communication. Mr. Hennequin expressly acknowledges that said changes shall not be considered as a modification of this employment contract.

Monsieur Hennequin s’engage à remplir ses fonctions au mieux des intérêts de MEFS et du Groupe, et conformément à leur politique générale incluant, en particulier, le Code de Pratiques des Affaires (« Standards of Business Conduct ») ainsi que les instructions qui lui seront données par ses supérieurs hiérarchiques. De façon générale, Monsieur Hennequin s’engage à consacrer ses meilleurs soins à l’exercice des fonctions qui lui sont confiées et à respecter, dans le cadre de ses fonctions et de ses attributions, toutes instructions orales ou écrites, générales ou particulières, de la direction de MEFS et du Groupe.	Mr. Hennequin undertakes to perform his duties in the best interests of MEFS and the Group and in compliance with the general policies of the latter, including but not limited to the Standards of Business Conduct, and the instructions given to him by his superiors. Mr. Hennequin undertakes to devote the necessary care and attention to the duties entrusted to him and to follow all the verbal, written, general or special instructions given to him by the management of MEFS and the Group, provided they are within the scope of the duties and responsibilities entrusted to him.

Dans le cadre de ses fonctions, il est expressément convenu que Monsieur Hennequin accepte tout mandat social pouvant lui être confié au titre de l’une des sociétés du Groupe, sans rémunération supplémentaire, la rémunération convenue à l’article 5 ci-après prenant d’ores et déjà en compte cette éventualité.	For the purposes of his duties, it is expressly agreed that Mr. Hennequin shall agree to be appointed as a corporate officer and/or director of any company of the Group, without additional compensation, the compensation agreed upon under Article 5 hereafter taking already into consideration such possibility.

Article 4 : Durée Le présent contrat est conclu pour une durée indéterminée.	Article 4: Term This contract is entered into for an unlimited period.

Article 5 : Rémunération

A compter de la Date de Transfert, Monsieur Hennequin percevra, au titre de l’exécution de ses fonctions, un salaire fixe mensuel brut de 38,362 Euros. Cette rémunération inclut les primes conventionnelles résultant de la convention collective applicable. Monsieur Hennequin bénéficiera d’une revue de sa rémunération sur une base annuelle en vue de son ajustement, étant toutefois précisé que cette possibilité ne lui garantit aucun droit à augmentation de son salaire mensuel fixe.

Article 5: Compensation

As of the Effective Date, Mr. Hennequin will receive, in consideration for the performance of his duties, a fixed monthly salary of 38,362 Euros gross. This compensation includes the bonuses provided for in the collective bargaining agreement. Mr. Hennequin will be eligible for a salary review and adjustment on an annual basis. Such eligibility does not guarantee an increase in the fixed monthly salary.

Monsieur Hennequin percevra en outre un “treizième mois” égal à la mensualité définie ci-dessus. Cette gratification lui sera versée suivant les modalités en vigueur dans l’entreprise. En cas de rupture du présent Contrat, Monsieur Hennequin percevra ce treizième mois prorata temporis en fonction de la période effectivement travaillée au cours de l’année considérée.	Mr. Hennequin shall also receive a “thirteenth month” salary payment, equal to one month of salary as defined above. This amount shall be paid to him in accordance with the terms and conditions in force from time to time in MEFS. In the event of termination of this Agreement, the amount of this thirteenth month payment shall be prorated to the time effectively worked by Mr. Hennequin during the year in question.

Monsieur Hennequin pourra par ailleurs percevoir, compte tenu de son statut, une rémunération variable dont le montant sera calculé en conformité avec les dispositions du plan d’objectifs (“Target Incentive Plan”) de McDonald’s Corporation et les termes des documents relatifs à la rémunération variable communiqués chaque année à Monsieur Hennequin.	Mr. Hennequin will in addition be eligible to receive a variable compensation according to his level, which shall be calculated in accordance with the terms of the McDonald’s Corporation Target Incentive Plan (“TIP”) and the terms of the variable compensation materials communicated to Mr. Hennequin each year.

Monsieur Hennequin reconnaît et accepte que ces objectifs et critères pourront être modifiés à tout moment ou annuellement en application de la Politique du Groupe, et que de tels changements ne constituent pas une modification de son contrat de travail. Tout paiement de bonus, quel qu’en soit le montant, au titre d’une année donnée, ne pourra servir de base à des demandes de paiement de nouveaux bonus ou d’une rémunération équivalente au titre des années suivantes.	Mr. Hennequin acknowledges and agrees that such targets and criteria may be changed from time to time or year-to-year in conformance with Group policy, and that any such changes shall not constitute a modification of this employment contract. The payment of any bonus, whatever its amount, in a given year, may not be used as a basis for claiming new bonuses or equivalent compensation in any subsequent years.

Monsieur Hennequin bénéficiera d’une voiture de fonction, d’une couverture mutuelle et d’un Plan d’Epargne d’Entreprise selon la politique de MEFS en la matière.	Mr. Hennequin shall have benefit of a company car, healthcare and PEE schemes according to the policies of MEFS applicable to these matters.

Article 6 : Primes et avantages liés à la relocalisation	Article 6: Relocation benefits

MEF fournira à Monsieur Hennequin un logement de fonction loué à Genève. Une société externe d’aide au relogement assistera Monsieur Hennequin à cet effet. MEF prendra en charge la location de mobilier, le loyer, les charges, la maintenance, une ligne de téléphone fixe et une connexion internet « câble ».

Monsieur Hennequin sera tenu de souscrire une

MEF will provide Mr. Hennequin with leased housing in Geneva. An external relocation company will provide Mr. Hennequin with assistance throughout his relocation. MEF will pay for the furniture rental, lease, utilities, maintenance, home phone service, internet service and cable.

Mr. Hennequin will be required to obtain third party

assurance responsabilité civile pour ce logement. Le coût de cette assurance sera remboursé à Monsieur Hennequin sur présentation des documents adéquats conformément aux procédures de MEF en matière de remboursement de dépenses.	liability insurance regarding the housing. The cost for this insurance will be reimbursed to Mr. Hennequin upon submission of adequate documentation in accordance with MEF procedures pertaining to reimbursement of expenses.

Monsieur Hennequin sera éligible à une allocation forfaitaire, couvrant son relogement et l’acquisition des gros équipements électroménagers, d’un montant (net) de 13.000 Dollars US. Cette allocation sera payée à Monsieur Hennequin dans son équivalent en Euros via la paye de MEFS le mois où Monsieur Hennequin aménagera dans le logement loué.	Mr. Hennequin will be eligible for a one-time relocation and appliance allowance of USD 13,000 (net), which will be paid to Mr. Hennequin in the equivalent amount in Euro via MEFS’s payroll the month that Mr. Hennequin moves into the leased housing.

MEFS choisira et supportera le coût des services d’un cabinet comptable afin de préparer les déclarations d’impôts de Monsieur Hennequin en France et en Suisse, et d’opérer les réconciliations conformément à l’Article 18, pour les années pendant lesquelles Monsieur Hennequin sera soumis à l’impôt sur le revenu et/ou aux charges sociales en Suisse dans le cadre du présent Contrat. Monsieur Hennequin est tenu de pleinement coopérer avec le cabinet comptable choisi pour satisfaire à l’ensemble des obligations fiscales et sociales applicables, et de façon à lui permettre d’opérer les réconciliations.	MEFS will retain and bear the costs of an accounting firm to prepare Mr. Hennequin’s French and Swiss income tax returns, and to make reconciliation analyses pursuant to Article 18, for the years for which Mr. Hennequin is subject to income tax and/or social charges in Switzerland on account of this Agreement. Mr. Hennequin is obligated to cooperate fully with the approved accounting firm in order to comply with all applicable legal tax and social charge obligations, and to enable that firm to make the reconciliation analyses.

Article 6 bis : Prime d’expatriation

Monsieur Hennequin est susceptible de bénéficier du paiement d’une rémunération supplémentaire en fonction de ses déplacements en dehors de France (Suisse non incluse) réalisés dans l’intérêt de MEFS. Cette rémunération supplémentaire aura la nature et sera qualifiée de prime d’expatriation. Les conditions selon lesquelles cette prime sera versée seront déterminées chaque année et détaillées dans une lettre adressée à Monsieur Hennequin au mois de mars de chaque année. L’éligibilité à ce programme sera décidée par MEFS sur une base annuelle.

Article 6 bis: Expatriation premium

Mr. Hennequin might benefit from the payment of supplemental remuneration based on his travel outside of France (excluding Switzerland) made in the interest of MEFS. Such supplemental remuneration corresponds to a foreign service premium, referred to as “expatriation premium”. The conditions under which the premium shall be paid will be determined each year and detailed in a letter sent to Mr. Hennequin in March each year. The eligibility to such program is decided by MEFS on a yearly basis.

Article 7 : Durée du travail

Compte tenu des responsabilités confiées à Monsieur Hennequin, dont l’importance implique une large indépendance dans l’organisation de son emploi du temps, de son habilitation à prendre des décisions de façon largement autonome et de la rémunération qu’il perçoit, qui se situe dans les niveaux de rémunération les plus élevés de MEFS il est convenu expressément entre les parties que Monsieur Hennequin sera considéré comme cadre dirigeant au regard des dispositions relatives à la durée du travail et, à ce titre, exclu du bénéfice desdites dispositions.

Article 7: Working time

Given the importance of the responsibilities entrusted to Mr. Hennequin, which imply that he will have a great deal of freedom to organize his work schedule and take autonomous decisions, as well as the level of his compensation which is amongst the highest in MEFS, it is expressly agreed that Mr. Hennequin is considered as a managing executive and consequently, he is not subject to the provisions on working time.

Article 8: Congés payés	Article 8: Paid vacation
Monsieur Hennequin bénéficiera des dispositions légales applicables en matière de congés payés.	Mr. Hennequin’s paid vacation entitlements shall be in accordance with the relevant legal provisions.

Article 9 : Lieu de travail

Le bureau de Monsieur Hennequin sera rattaché à la succursale suisse de MEF à Genève. Monsieur Hennequin continuera cependant à accomplir une partie de ses fonctions en France.

Article 9: Place of work Mr. Hennequin’s office will be attached to the Swiss branch of MEF in Geneva. Mr. Hennequin will continue performing part of his services in France.

En outre, il est expressément convenu que la nature des fonctions de Monsieur Hennequin peut l’amener à exercer temporairement sa mission en tout autre lieu en France, en Suisse ou ailleurs. En conséquence, Monsieur Hennequin s’engage notamment à effectuer tous déplacements nécessaires à l’exercice de ses fonctions, tant en France qu’en Suisse ou ailleurs, et ce quelle que soit leur durée.	Furthermore, it is expressly agreed that, due to the nature of his duties, he may be required to work on a temporary basis at any other place in France, Switzerland or elsewhere. As a result, Mr. Hennequin undertakes to travel as often and for as long as necessary for professional purposes, in France, Switzerland and elsewhere.

Article 10 : Clause de mobilité

MEFS se réserve la possibilité de modifier le lieu de travail et de muter Monsieur Hennequin dans tout autre lieu où le siège Européen du Groupe pourrait être implanté, sous la seule réserve de le prévenir au moins six mois à l’avance.

Article 10: Mobility clause

MEFS reserves the right to change the place of work of Mr. Hennequin and to transfer the latter to any other place where the head European office may be located subject to at least six months’ prior notice.

Les parties au présent contrat tiennent à réaffirmer l’importance de l’acceptation par Monsieur Hennequin des Articles 9 et 10 compte tenu de la multitude des sites où s’exerce l’activité du Groupe en Europe et de leur dispersion géographique.	The parties hereto stress the importance of Mr. Hennequin’s acceptance of Articles 9 and 10, in view of the number and geographic dispersion of sites operated by the Group in Europe.

Article 11 : Remboursement de frais

Les frais professionnels, notamment de déplacement, de Monsieur Hennequin, engagés à l’occasion de l’exercice de ses fonctions dans l’intérêt du Groupe, lui seront remboursés sur présentation de notes de frais accompagnées des justificatifs appropriés, conformément aux procédures en vigueur dans MEFS, dont il déclare avoir pris connaissance et qu’il accepte. Le remboursement sera effectué une fois par mois.

Article 11: Reimbursement of business expenses

The business expenses, and in particular the travel expenses incurred by Mr. Hennequin for the purposes of his duties and in the Group’s interests, shall be reimbursed to him upon the presentation of expense sheets along with supporting documents, in compliance with MEFS’s business expenses policy, which Mr. Hennequin represents he understands and accepts. Business expenses will be reimbursed on a monthly basis.

MEFS se réserve à tout moment la possibilité de modifier les modalités de remboursement des frais professionnels, sans que cette modification puisse être considérée comme une modification de son contrat de travail par Monsieur Hennequin.	MEFS reserves the right to change the terms and conditions of its business expenses policy at any time, without said change being considered as a modification of Mr. Hennequin’s employment contract.

Article 12 : Exclusivité

Monsieur Hennequin déclare n’exercer et s’engage à n’exercer aucune activité professionnelle, qu’elle soit rémunérée ou non, autre que celles exercées au titre du présent Contrat ou exercées en qualité de

Article 12: Exclusivity

Mr. Hennequin represents that he does not and will not perform any professional activities, either with or without compensation, other than pursuant to his employment under this Agreement or as corporate

mandataire social ou d’administrateur de toute autre société du Groupe. L’acceptation par Monsieur Hennequin de toute autre activité professionnelle doit faire l’objet d’une autorisation écrite préalable de sa hiérarchie.	officer or director of any Group company. Mr. Hennequin shall not undertake or agree to undertake any other professional activities without the prior written consent of his hierarchy.

Article 13 : Discrétion/ Confidentialité

Monsieur Hennequin reconnaît que la divulgation d’informations confidentielles ou de secrets commerciaux de MEFS et/ ou de toute société du Groupe pourrait nuire aux intérêts de ces derniers. Ceci concerne, notamment :

Article 13: Secrecy / Confidentiality

Mr. Hennequin acknowledges that the disclosure of MEFS’s and/or Group’s confidential information or trade secrets could be detrimental to the interests of MEFS and/or Group. This obligation of secrecy / confidentiality shall apply, in particular, to:

(a)

toutes les versions de logiciels, le matériel informatique, les progiciels et les documents dont MEFS et/ ou toute société du Groupe sont propriétaires (y compris les codes sources et les codes objet);

	(a)	any and all versions of the computer software (including source codes and object codes), hardware, packages and documents owned by MEFS or any Group company;

(b) tous documents techniques concernant MEFS et/ ou toute société du Groupe;	(b)	all technical documents relating to MEFS and/or any Group company;

(c)

les informations concernant l’activité de MEFS et/ ou de toute société du Groupe incluant, notamment, les informations comptables et financières non publiées, les business plans, les méthodes d’étude de marché, les fichiers et données concernant les salariés et les franchisés, actuels ou potentiels, les fichiers et données concernant les fournisseurs et les stratégies d’entreprise;

(c)

information relating to MEFS and/or any Group company’s business, including but not limited to non-published accounting and financial information, business plans, market survey methods, files and data regarding employees, franchisees and prospective employees and franchisees, files and data regarding suppliers and corporate strategies;

(d)

les informations fournies par les fournisseurs, les salariés, les consultants, les franchisés ou les entreprises partenaires de MEFS et/ ou de toute société du Groupe à des fins d’étude, d’évaluation ou d’utilisation;

	(d)	information provided by MEFS and/or any Group company’s suppliers, employees, consultants, franchisees or business partners for review, evaluation or use;

(e)

toutes autres informations dont n’a pas connaissance le public de manière générale et qui, s’il en était fait mauvais usage ou si elles étaient divulguées, pourraient, selon toute vraisemblance, avoir un impact négatif sur les activités de MEFS et/ ou de toute société du Groupe.

	(e)	all other information not generally known to the general public, which if misused or disclosed, could reasonably be expected to adversely affect MEFS’s and/or any Group company’s business.

Monsieur Hennequin s’engage à observer la discrétion la plus absolue sur les secrets commerciaux de MEFS et/ ou de toute	Mr. Hennequin keeps MEFS’ and any Group company’s trade secrets (and those of any individual or legal entity

société Groupe (et ceux de toute personne physique ou morale en relation d’affaires avec MEFS), peu important qu’ils aient été ou non préparés ou développés par lui.	contracting with MEFS), whether or not prepared or developed by him, in the strictest confidence.

Monsieur Hennequin sera tenu à une obligation générale de discrétion sur les activités de MEFS et sur celles du Groupe ainsi que celles de leurs franchisés, fournisseurs et partenaires. Cette obligation s’appliquera tant pendant la durée du présent contrat qu’après sa cessation, sur une période illimitée. A cet effet, Monsieur Hennequin ne peut en aucun cas divulguer à un quelconque tiers, ni utiliser pour son usage personnel, les informations techniques ou commerciales confidentielles relatives à MEFS et au Groupe.	Mr. Hennequin is bound by a general duty of discretion and secrecy regarding MEFS’ business and that of the Group as well as those of their franchisees, suppliers and business partners. This obligation shall apply both during the performance of this contract and following the termination hereof for an unlimited period. Consequently, Mr. Hennequin agrees not to disclose to any third party or use for his own private purposes, any confidential technical or commercial information relating to MEFS or the Group.

Article 14 : Droits de propriété intellectuelle et/ ou industrielle

Si dans l’exercice de ses fonctions, qui comportent une mission inventive, Monsieur Hennequin réalisait une invention quelconque, brevetable ou non, créait des dessins ou modèles, méthodes, programmes, formules ou procédés ayant trait aux activités, études ou recherches de MEFS ou de toute autre société du Groupe, et susceptibles d’être protégés, les droits de propriété intellectuelle ou industrielle en résultant appartiendrait de plein droit à la MEFS.

Article 14: Intellectual and/or industrial property rights

If, during the performance of his duties which may lead to inventions, Mr. Hennequin makes any invention, whether patentable or not, or creates any design or model, method, program, formula or process relating to the activities, studies or research of MEFS or of any Group company, which is capable of being protected, the resulting intellectual or industrial property rights would automatically belong to MEFS.

Monsieur Hennequin s’engage, en tout état de cause, à n’effectuer aucune démarche ni procédure visant à se faire reconnaître ou à se faire réserver un droit de propriété intellectuelle quel qu’il soit (en ce inclus les droits d’auteur, copyrights, brevets, dessins et modèles, et les marques), ou un quelconque droit d’usage ou d’exploitation, sur les produits ou procédés précités de sa création ou de son invention, dans quelque pays que ce soit, tant en exécution du présent contrat qu’après l’achèvement de celui-ci.	In any event, Mr. Hennequin agrees not to take any steps or implement any procedures aimed at obtaining title to or the reservation of an intellectual property right of any kind whatsoever (including author’s rights, copyright, patent, design, model, or trademark) or any right of use or exploitation over the aforementioned products or processes or over the creation or invention thereof. This undertaking shall apply in all countries, both during the performance of this contract and following the termination thereof.

Monsieur Hennequin a bien conscience de ce que toute violation de la présente obligation engagerait nécessairement sa responsabilité contractuelle.	Mr. Hennequin is aware of the fact that he shall be held contractually liable for any violation of this obligation.

Article 15 : Non- sollicitation du personnel

Aussi bien pendant la durée du présent Contrat qu’après sa rupture par l’une ou l’autre des parties, pour quelque motif que ce soit, Monsieur Hennequin s’engage à ne pas, directement ou indirectement, convaincre ou tenter de convaincre un quelconque personnel de MEFS ou de toute autre société du Groupe, de quitter son emploi ou de travailler pour ou fournir des services à une quelconque autre personne physique ou morale qui ne ferait pas partie du Groupe, en quelque qualité que ce soit.

Article 15: Non-solicitation of employees

During the performance of this Agreement and following its termination at the initiative of either party and for any reason whatsoever, Mr. Hennequin undertakes not to, either directly or indirectly, convince or attempt to convince any person employed by MEFS or by any company of the Group, to leave his/her employment or to work for or provide services to any other individual or legal entity that is not part of the Group, in any capacity whatsoever.

Article 16 : Non-concurrence

Compte tenu du caractère extrêmement sensible du savoir-faire et des informations techniques et commerciales auxquelles Monsieur Hennequin a accès dans l’exercice de ses fonctions au titre du présent Contrat, et de la nature particulièrement concurrentielle des activités de MEFS, de MEF et du Groupe, les parties conviennent expressément de la nécessité d’une clause de non-concurrence pour protéger les intérêts légitimes de MEFS, de MEF et du Groupe.

Article 16: Non-competition

Given the extreme sensitiveness of the know-how and technical and commercial information to which Mr. Hennequin has access in the framework of his functions under this Agreement and the extremely competitive nature of the activities of MEFS, MEF and the Group, the parties expressly agree on the necessity of a non-compete obligation in order to protect the legitimate interests of MEFS, MEF and the Group.

En outre, Monsieur Hennequin reconnaît que, compte tenu de sa formation, cette clause n’est pas susceptible de porter atteinte à sa capacité à retrouver un nouvel emploi.	Moreover, Mr. Hennequin understands that in light of his training, this provision is not likely to hinder his capacity to find a new position.

Au cas où le présent Contrat viendrait à être rompu par l’une ou l’autre des parties, pour quelque cause que ce soit, Monsieur Hennequin s’interdit expressément d’entrer au service d’une entreprise fabriquant ou vendant des produits ou services susceptibles de concurrencer ceux de MEFS, de MEF ou du Groupe, de créer en France pour son propre compte une entreprise du même genre ou d’y participer directement ou indirectement, en quelque qualité que ce soit. Pour les besoins du présent Contrat, les entreprises ci-après (incluant toutes leurs filiales, leurs franchisés, leurs master-franchisés, et leurs opérations sous quelque forme que ce soit) sont considérés être des entreprises fabriquant ou vendant des produits ou services susceptibles de concurrencer ceux de MEFS, de MEF ou du Groupe :	In the event this Agreement is terminated by either of the parties, for any reason whatsoever, Mr. Hennequin expressly undertakes not to enter the service of another company manufacturing or selling products or services that could compete with those of MEFS, MEF or the Group, to create in France for himself a business of the same type, or to participate directly or indirectly therein in any capacity. For purposes of this Agreement, each of the following (inclusive of all affiliates, franchisees, master franchisees, and company operations thereof) is deemed to be a company manufacturing or selling products or services that could compete with those of MEFS, MEF or the Group:

Starbucks, Yum! Brands (incluant toutes ses sous-marques), Burger King, Subway, Quick and Greggs.	Starbucks, Yum! Brands (inclusive of all sub-brands), Burger King, Subway, Quick and Greggs.

Il est expressément convenu que l’exécution de la présente clause est limitée à une période d’un an à compter de la date du départ effectif de Monsieur Hennequin de MEFS et au secteur géographique de l’Europe, compte tenu des responsabilités européennes de Monsieur Hennequin.	It is expressly agreed that the duration of this clause is limited to a period of one (1) year as from the date of Mr. Hennequin’s actual departure from MEFS and to the geographic sector Europe, in light of Mr. Hennequin’s European responsibilities.

MEFS versera à Monsieur Hennequin, sous condition	Subject to the effective application of this non-compete

d’application effective de cette obligation de non-concurrence et pendant toute la durée de celle-ci, une indemnité mensuelle égale à 35 % de la somme (a) de sa rémunération mensuelle moyenne de base perçue au cours des 12 derniers mois précédant la rupture du présent Contrat et (b) du douzième de la moyenne des trois derniers bonus (identifiés sous le terme “TIP”) annuels reçus par Monsieur Hennequin. Il est expressément convenu et accepté qu’aucun autre élément de rémunération ou avantage, de quelque nature que ce soit, ne sera pris en compte dans ce calcul, et que cette indemnité sera assujettie aux divers impôts et cotisations sociales applicables.	obligation and during the period covered by the latter, Mr. Hennequin will receive from MEFS a monthly indemnity corresponding to 35 % of the sum of (a) his average monthly base salary received over the last 12 months preceding the termination of this Agreement and (b) one-twelfth of the average of the last 3 annual incentive bonuses (currently referred to as TIP) bonuses received by Mr. Hennequin. It is expressly agreed and understood that no other element of compensation or benefit, of whatever nature, is to be considered for this calculation, and that this indemnity will be subject to all applicable taxes and social security contributions.

Il est entendu qu’en toutes circonstances, MEFS aura la possibilité soit de réduire la durée de la période d’application de la clause de non-concurrence, soit de renoncer à cette dernière, à condition toutefois d’en informer Monsieur Hennequin par lettre recommandée avec accusé de réception dans les 15 jours suivant la notification de la rupture du présent Contrat.	It is agreed that, in any case, MEFS shall be entitled to reduce the duration of the period of application of this non-competition clause, or to waive this clause, provided however that it informs Mr. Hennequin thereof by registered letter with return receipt requested within the 15 days following the notification of the termination of this Agreement.

Article 17 : Cessation du contrat

Le présent Contrat pourra être rompu à l’initiative de MEFS ou de Monsieur Hennequin moyennant le respect d’un préavis réciproque de trois mois, hormis dans les cas où MEFS ou Monsieur Hennequin serait en droit de rompre le présent Contrat pour faute grave, lourde ou événement de force majeure.

Article 17: Termination

This Agreement may be terminated at the initiative of either MEFS or Mr. Hennequin subject to a mutual notice period of three months, except where MEFS or Mr. Hennequin could terminate this Agreement without notice in the event of serious misconduct (“faute grave”), gross misconduct (“faute lourde”) or force majeure.

En cas de cessation du présent Contrat, pour un quelconque motif (licenciement, démission, départ en retraite, etc.), Monsieur Hennequin s’engage à restituer à MEFS, de sa propre initiative, tout le matériel ainsi que tout fichier et autres documents (y compris toutes photocopies de ceux-ci) qu’il pourra avoir en sa possession ou sous son contrôle en rapport avec ses activités professionnelles pour le compte de MEFS et/ ou de toute société du Groupe et/ou avec les activités professionnelles de ses clients. Cette restitution interviendra au terme du préavis, sauf si celui-ci n’est pas exécuté quelle qu’en soit la raison. Dans cette dernière hypothèse, la restitution interviendra dans les 48 heures suivant la notification de la rupture du contrat.	Following the termination of this Agreement, for any reason whatsoever (dismissal, resignation, retirement, etc), Mr. Hennequin undertakes to return to MEFS, at his own initiative, all the equipment, data files and other documents (including photocopies) in his possession or under his control relating to his professional activities for MEFS and/or any Group company and/or the professional activities of its clients. This equipment shall be returned at the end of the notice period, unless the notice period is not worked out for any reason whatsoever, in which case the equipment shall be returned within 48 hours of the date of the written notice of termination.

En cas de suspension du contrat de travail, pour quelque raison que ce soit et quelle que soit la durée de cette suspension, Monsieur Hennequin devra également restituer à MEFS à première demande notifiée par celle-ci par tout moyen approprié, tous les éléments visés ci-dessus.	In the event that this employment agreement is suspended, for any reason whatsoever and irrespective of the duration, Mr. Hennequin shall also return all the above equipment to MEFS by any appropriate means upon the first request of the latter.

Article 18 : Egalisation fiscale et sécurité sociale

Compte tenu de ce que Monsieur Hennequin accomplira une partie de ses fonctions en Suisse (pays d’accueil), une fraction de la rémunération versée par MEFS à Monsieur Hennequin pourrait être soumise à l’impôt personnel sur les revenus et/ou aux charges sociales en Suisse. De tels impôts ou charges sociales suisses, le cas échéant, sur cette fraction seront payés par Monsieur Hennequin si une telle obligation existe, soit directement par Monsieur Hennequin, soit au moyen d’un prélèvement à la source opéré par MEFS sur ses salaires.

Article 18: Tax equalization and social security

Due to Mr. Hennequin’s provision of services in Switzerland (host country), a portion of the remuneration paid to Mr. Hennequin by MEFS may be subject to personal income tax and/or social charges in Switzerland. Such Swiss taxes and social charges, if any, on this portion will be paid by Mr. Hennequin as such obligations occur, either directly by Mr. Hennequin or by means of a withholding at source performed by MEFS on his salaries.

Les parties conviennent que Monsieur Hennequin sera soumis, sur une base annuelle, à un dispositif « d’égalisation fiscale » (« tax equalization ») au regard tant des charges sociales que de l’impôt sur le revenu, de telle sorte que Monsieur Hennequin paye au final un montant d’impôt sur le revenu et de charges sociales approximativement identique au montant qu’il aurait payé en France (pays d’origine) uniquement, s’il était resté basé en France et avait accompli l’intégralité de ses fonctions depuis la France. Pour les besoins du dispositif d’égalisation fiscale, cette charge fiscale pro forma dans son pays d’origine (France) constituera la charge fiscale théorique de Monsieur Hennequin. Si les impôts réellement payés par Monsieur Hennequin en France et en Suisse sur les montants versés par la Société s’avèrent être plus élevés que cette charge fiscale théorique, la Société remboursera Monsieur Hennequin la différence dans le cadre du dispositif d’égalisation fiscale mis en place. Si les impôts réellement payés par Monsieur Hennequin en France et en Suisse sur les montants versés par la Société s’avèrent être moins élevés que cette charge fiscale théorique, Monsieur Hennequin remboursera à la Société la différence dans le cadre du dispositif d’égalisation fiscale mis en place.	The parties agree that Mr. Hennequin will be subject to tax equalization, on an annual basis, in regard to both social taxes and income tax liability so that Mr. Hennequin will pay an amount of income and social taxes that approximates the amount he would have paid in France (home country) alone had he remained based in France and performed all of his services from France. For purposes of tax equalization, this pro forma home country liability will constitute his hypothetical tax liability. If the actual taxes paid by Mr. Hennequin in France and Switzerland on Company income is greater than his hypothetical liability, then the Company will reimburse Mr. Hennequin the difference through the tax equalization process. If the actual taxes paid by Mr. Hennequin in France and Switzerland on Company income is less than the hypothetical liability, then Mr. Hennequin will reimburse the Company the difference through the tax equalization process.

•        Une fois que les déclarations fiscales de Monsieur Hennequin pour le pays d’origine et pour le pays d’accueil auront été préparées, un impôt et des charges sociales théoriques seront calculés sur la rémunération et les primes et avantages de Monsieur Hennequin tels que décrits à l’Article 5 et à l’Article 6 bis, et les attributions faites dans le cadre de plans d’actionnariat salarié (incluant les stock-options ou autres rémunérations en actions, auquel cas Monsieur Hennequin s’engage à informer MEFS à l’avance de tout exercice de stock-options de façon à permettre à MEFS et à ses conseils d’évaluer l’impôt sur le revenu et les charges sociales et de mettre œuvre toute optimisation côté français ou côté suisse qui pourrait être recommandée en fonction des circonstances) et sur l’impôt personnel de Monsieur Hennequin sur les revenus, tels

•        After Mr. Hennequin’s home and host countries tax returns have been prepared, hypothetical home country income and social tax will be calculated on Mr. Hennequin’s compensation and premiae as described in Article 5 and in Article 6 bis, and long term incentives (including stock-options or other equity compensation, in which case, Mr. Hennequin agrees to notify MEFS in advance of any exercise of stock options in order to allow MEFS and its advisors to evaluate the income tax and social tax consequences and to implement any Swiss or French tax planning which may be advisable under the circumstances) and on Mr. Hennequin’s personal income such as interest, dividends and sales of property, etc., without limitation.

que les intérêts, les dividendes et les ventes de propriété, etc., sans limitation.

Les charges sociales et les impôts sur le revenu effectivement supportés par Monsieur Hennequin seront comparés à l’impôt sur le revenu et aux charges sociales théoriques calculés comme précisé ci-dessus.		The actual social charges and income taxes borne by Mr. Hennequin will be compared to the hypothetical French income and social taxes calculated as specified above.

Monsieur Hennequin sera tenu de se conformer à ce qui suit :		Mr. Hennequin is required to comply with the following:

1.	Monsieur Hennequin sera tenu de coopérer pleinement avec le cabinet comptable choisi conformément à l’Article 6 et à cet Article 18.	1.	Mr. Hennequin is obligated to cooperate fully with the chosen accounting firm in accordance with Article 6 and this Article 18.

2.	Sur une base mensuelle, dans les 5 jours suivant la fin de chaque mois, Monsieur Hennequin sera tenu d’informer MEFS par écrit du nombre de jours au titre desquels il a accompli ses fonctions en Suisse durant le mois précédent.	2.	On a monthly basis, within 5 days of the end of each month, Mr. Hennequin is obligated to inform MEFS in writing of the number of days in the preceding month during which he performed services in Switzerland.

Une fois l’égalisation fiscale déterminée, le différentiel, qu’il soit dû à Monsieur Hennequin par MEFS ou par Monsieur Hennequin à MEFS, sera remboursé dans les 14 jours de la communication du calcul de détermination du différentiel. Tout différentiel dû à MEFS pourra être recouvré par compensation avec toute autre rémunération due à Monsieur Hennequin dans les limites légalement permises par le droit applicable.		Once tax equalization is completed, the balance, whether due to Mr. Hennequin by MEFS or by Mr. Hennequin to MEFS, shall be reimbursed within 14 days of communication of the reconciliation calculation. Any balance owing to MEFS can be recovered by offset of other compensation owing to Mr. Hennequin to the extent permitted under applicable law.

Sous réserve de l’obtention du certificat E 101, Monsieur Hennequin continuera de cotiser au régime français de sécurité sociale et d’assurance chômage, ainsi qu’aux régimes de retraite et de prévoyance complémentaires conformément aux dispositions de l’article 14. 2) b i du Règlement communautaire 1408/71.		Subject to the delivery of the E101 certificate, Mr. Hennequin will continue contributing to the French social security and unemployment schemes and to the complementary retirement and provident schemes in accordance with the provisions of article 14 2) b i of the EU Regulation 1408/71.

MEFS accomplira la procédure requise pour l’obtention du certificat E 101 indiquant que Monsieur Hennequin continuera à cotiser au régime français de sécurité sociale bien qu’accomplissant une partie de ses fonctions en Suisse. Dans le cas où des cotisations sociales devraient être payées en Suisse, elles seront supportées par MEFS.		MEFS will carry out the procedure required for the delivery of the E 101 certificate stating that Mr. Hennequin will be contributing to the French social security scheme while performing part of his services in Switzerland. In the case where employee social contributions would have to be paid in Switzerland, they will be borne by MEFS.

Monsieur Hennequin informera MEFS de tout changement dans sa situation personnelle et familiale (ex. potentiel transfert de sa résidence hors de France) de façon à lui permettre de déterminer si cela est susceptible d’avoir des conséquences sur		Mr. Hennequin shall inform MEFS of any change in his personal circumstances (e.g. a potential transfer of his residence outside France) in order to determine if it may have consequences on his social security or tax status.

son régime fiscal ou de sécurité sociale.

Article 19 : Données personnelles	Article 19: Data privacy

Monsieur Hennequin comprends et accepte que, en relation avec son emploi, des données personnelles le concernant ou concernant sa situation de famille devront être traitées par les services de MEFS en charge des Ressources Humaines, de la Paie, de la Comptabilité, du Juridique, de l’Informatique, à des fins de gestion des ressources humaines (notamment de gestion administrative du personnel et de la paie, de mise à disposition d’outils informatiques et de communication, d’organisation du travail, de gestion des évaluations et des carrières, de formation du personnel et de conformité aux obligations légales de MEFS en tant qu’employeur). Ces données personnelles sont susceptibles d’être transférées vers ou à partir de France, Suisse, Royaume-Uni et/ou Etats-Unis, pour les finalités décrites ci-dessus. Les lois et règlements relatifs au traitement de données personnelles dans ces divers pays diffèrent de ceux en vigueur dans le pays d’origine de Monsieur Hennequin mais également entre eux. Afin d’assurer la protection des données transférées, MEFS a mis en place des mesures contractuelles appropriées, conformément à la règlementation applicable. Mr. Hennequin est informé qu’il peut demander à accéder à ses données ou à les faire modifier (en cas d’erreur) en contactant Monsieur Hubert Mongon ou toute personne qui lui serait substituée dans ses fonctions.	Mr. Hennequin understands and agrees that, in connection with his employment, personal information related to him and his family will need to be processed by relevant MEFS departments in charge of HR, Payroll, Accounting, Legal, IT, for human resources management purposes (notably, for the personnel administration and payroll, provision of ITC resources, work organization, management of appraisals and careers, training of the personnel, and compliance with MEFS obligations as an employer). Such personal information may need to be transferred to and from France, Switzerland, the United Kingdom and/or the United States for the above mentioned purposes. The laws and regulations relating to the processing of data in these countries differ from those of Mr. Hennequin’s home country and from one another. In order to secure the protection of the transferred personal information, MEFS has implemented appropriate contractual measures, in compliance with applicable law. Mr. Hennequin is informed that he may access his personal data and have it corrected (if not accurate) by contacting Hubert Mongon or his successor in position.

Article 20 : Loi applicable

Le présent contrat de travail sera régi par le droit français, tant pour sa conclusion que pour son exécution et sa cessation, sous réserve des dispositions d’ordre public en vigueur en Suisse qui seraient applicables peu important la loi choisie par les parties. Ces dispositions s’appliqueront en priorité, sans qu’il soit possible de combiner les avantages et garanties offerts par les deux législations.

Article 20: Governing law

This employment contract shall be governed by French law, for the purposes of its conclusion, performance and termination, subject to any provisions of public order in Switzerland that are applicable regardless of the law designated by the parties. Such provisions shall apply in priority without it being possible to combine benefits and guarantees granted by both legislations.

Tout litige afférent au présent Contrat sera soumis à la compétence exclusive des tribunaux français.	Any dispute in relation to this Agreement shall be submitted to the French courts.

Les engagements pris de part et d’autre l’ayant été dans les intérêts de chacun, les parties confirmeront leur accord sans réserve sur les termes du présent Contrat et s’engageront à respecter loyalement les droits et obligations qui en résultent.	The commitments made herein are done so in the mutual interests of the parties, who confirm the terms and conditions of this Agreement without reservation and undertake to abide by the ensuing rights and obligations.

Article 21 : Langue La version du présent Contrat qui lie les parties est la version française, la version anglaise n’étant fournie qu’à titre d’information. En cas de contradiction	Article 21 : Language The version of this Agreement that binds the parties is the French language version, the English version being provided for information purposes only. In the event

entre les versions française et anglaise, la version française prévaudra.	of a contradiction between the two versions, the French version shall prevail.

Article 22 : Accords antérieurs

Le présent Contrat constitue l’intégralité des accords entre les parties. Il annule et remplace tout accord antérieur conclu directement ou indirectement, tant verbalement que par écrit, entre MSF, MEFS ou MEF et Monsieur Hennequin, et/ou les éventuels engagements, directs ou indirects, de l’une des parties à l’égard de l’autre.

Article 22: Prior agreements

This Agreement represents the entire agreement between the parties. It supersedes any prior direct or indirect written or verbal agreements entered into between MSF, MEFS or MEF and Mr. Hennequin and/or any commitments made, directly or indirectly, by either party towards the other.

Monsieur Hennequin informera sans délai MEFS de toute modification des informations qu’il lui aura données à la Date de Transfert (adresse, etc.).	Mr. Hennequin shall immediately inform MEFS of any change to the information given to the latter at the Effective Date (address, etc.).

Pour la bonne règle, Monsieur Hennequin retournera à MEFS l’un des quatre exemplaires ci-joints, revêtu de sa signature précédée de la mention « lu et approuvé ».	Mr. Hennequin shall return to MEFS one of the four enclosed copies for its files, bearing his signature preceded by the words “read and approved”.

Fait à Londres, le 30/09/10	Executed in London, on 9/30/10
/s/ Denis Hennequin Monsieur Hennequin	/s/ Denis Hennequin Mr. Hennequin
/s/ Donald Thompson Pour MEFS	/s/ Donald Thompson For MEFS
/s/ Peter J. Bensen Pour MSF	/s/ Peter J. Bensen For MSF
/s/ Denis Berdoz Pour MEF	/s/ Denis Berdoz For MEF